Exhibit 15.3

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-222000) and the Registration Statement on Form S-8 (File No. 333-210057) of Orange S.A. of our reports dated February 21, 2019 with respect to the consolidated statements of financial position of Orange S.A. and its subsidiaries (the "Group" or the "Company") as of December 31, 2018, 2017 and 2016, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2018 and the related notes, and the effectiveness of internal control over financial reporting of the Group as of December 31, 2018, which reports appear in this Annual Report on Form 20-F for the year ended December 31, 2018.

Our report dated February 21, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that, as indicated in Management's Annual Report on Internal Control Over Financial Reporting, management's assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Business & Decision Group, Basefarm Group, Enovacom Group and Republica de Comunicaciones Moviles which are included in the 2018 consolidated financial statements of the Group and constituted 0.2% of total assets, as of December 31, 2018 and 0.4% of revenues, for the year then ended. Our audit of internal control over financial reporting of the Company also did not include an evaluation of the internal control over financial reporting or Business & Decision Group, Basefarm Group, Enovacom Group and Republica de Comunicaciones Moviles.

KPMG S.A.

Represented by Marie Guillemot

Paris-La Défense

April 16, 2019